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                                                                    Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Medtronic, Inc. of our report dated May 26, 1998, except as to Note 16 which is as of November 2, 1998 and
Note 2 which is as of September 30, 1998, appearing in the Current Report on Form 8-K of Medtronic, Inc. filed November 30, 1998. We also consent to the incorporation by reference of our report on the Supplemental Financial Statement Schedule, which appears in Exhibit 23.1 of such Current Report on Form 8-K. We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
December 21, 1998